UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  October 7, 2011

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2011, the Board of Directors of PriceSmart, Inc. unanimously agreed to increase the number of directors by two, effective November 15, 2011. Additionally, the Board elected Sherry S. Bahrambeygui and Mitchell G. Lynn as directors of the Company, effective November 15.

Ms. Bahrambeygui joined The Price Group, LLC in September 2006 and has served as a Managing Member of The Price Group since January 2007. Additionally, Ms. Bahrambeygui serves as Executive Vice President, Secretary and Vice Chairman of the Boards of Price Charities, fka San Diego Revitalization Corp., and Price Family Charitable Fund, and she is also the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate company. Ms. Bahrambeygui was a licensed stockbroker and is a founding partner of the law firm of Hosey & Bahrambeygui, LLP. She has been practicing law with an emphasis in employment and business litigation since 1993.  She provided consultation and legal representation to the Company from time-to-time between 2001 and 2008, but has not performed any such services for the Company since.

Mr. Lynn served in several senior executive positions and as the President and a director of The Price Company prior to its merger in 1993 with Costco Wholesale Corporation, and from 1993 until 1994 he served as a director and member of the Executive Committee of Price/Costco, Inc.  Mr. Lynn is a founding and continuing director of Bodega Latina Corporation, dba El Super, a 36-store warehouse-style grocery retailer that targets the Hispanic market in the Southwestern United States.  Mr. Lynn is also a founder, owner, General Partner and Chief Executive Officer of CRI 2000, LP, dba Combined Resources International (CRI), which designs, develops and manufactures consumer products for international wholesale distribution, primarily through warehouse clubs. Mr. Lynn is also a founder and continuing Managing Member of Early Learning Resources, LLC, dba ECR4Kids (ECR) which designs, manufactures and sells educational/children’s products to wholesale dealers.  During the period from September 1, 2010 through August 31, 2011, CRI and ECR sold merchandise to PriceSmart, and collectively received $289,789 (approximately 0.6% of CRI and ECR’s combined total sales for such period). Additionally, Mr. Lynn served as a director of United PanAm Financial Corp. (NASDAQ: UPFC) from 2001 until its sale in 2011. Mr. Lynn is a certified public accountant and a licensed real estate broker in California.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2011	/S/ ROBERT M. GANS
Robert M. Gans
Executive Vice President, Secretary and General Counsel

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 29 warehouse clubs in 12 countries and one U.S. territory (five in Costa Rica; four each in Panama and Trinidad; three each in Guatemala and Dominican Republic; two each in El Salvador and Honduras; and one each in Aruba, Barbados, Colombia, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters.  These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect its business; the Company faces significant competition; the Company may encounter difficulties in the shipment of, and risks inherent in the acquisition and importation of, merchandise to its warehouse clubs; the Company is exposed to weather and other natural disaster risks; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly 31.9% of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; although the Company takes steps to continuously review, enhance, and implement improvements to its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; as well as the other risks detailed in the Company's U.S. Securities and Exchange Commission (“SEC”) reports, including the Company's Annual Report on Form 10-K filed for the year ended August 31, 2010 filed pursuant to the Securities Exchange Act of 1934 on November 9, 2010.  We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact John M. Heffner, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.